Exhibit 8.1

            Osler, Hoskin & Harcourt LLP

            620 8th Avenue – 36th Floor

            New York, New York, USA 10018

            212.8677.5800 MAIN

            212.867.5802 FACSIMILE

December 5, 2019

New York Toronto Montreal Calgary Ottawa Vancouver	SENT BY E-MAIL & DELIVERY Encana Corporation 1847432 Alberta ULC 500 Centre Street SE Calgary, AB T2P 2S5

Re:        Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Encana Corporation (“Encana”), a Canadian corporation, and 1847432 Alberta ULC (“184Co”), an Alberta unlimited liability corporation, in connection with certain U.S. federal income tax aspects of the Reorganization, as defined and described in the Arrangement and Reorganization Agreement dated as of October 31, 2019 (“Agreement”) among Encana and 184Co, pursuant to which, among other things, (i) holders of common shares of Encana will exchange their common shares of Encana for shares of common stock of Ovintiv Inc. (“Ovintiv”), as successor by amalgamation to 184Co, (ii) Encana will convert to an unlimited liability company, and (iii) the jurisdiction of Ovintiv’s incorporation will be changed from Canada to the State of Delaware, United States of America. At your request, we are rendering this opinion concerning certain U.S. federal income tax consequences of the Reorganization.

This opinion is being delivered in connection with the registration statement on Form S-4, which includes the Proxy Statement/Prospectus (“Registration Statement”) filed by 184Co with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended. Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have reviewed the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and information, and have made such other investigations of law, as we have considered necessary or relevant for purposes of rendering this opinion. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, the accuracy of copies and the genuineness of signatures, (ii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iii) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (iv) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (v) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vi) the statements concerning the Reorganization provided in the Registration Statement (including, without limitation, any exhibits) are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time. In rendering our opinion, we have relied upon, without independent verification, facts that have been provided to us by you and your agents which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Reorganization, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. We express our opinion below only as to those matters specifically provided below and no opinion should be inferred as to tax consequences under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of U.S. federal income tax law, is our opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP